Exhibit 10.1
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                              MacroChem Corporation
                               110 Hartwell Avenue
                               Lexington, MA 02421

                                              September 11, 2003


Mr. Robert J. DeLuccia
22 Camelot Court
North White Plains, NY 10603

Dear Bob:

     This letter will confirm our offer to you for the position of President and Chief Executive Officer of MacroChem Corporation (the "Company"), under the terms and conditions that follow:

     1. POSITION AND DUTIES.

        a. Effective July 1, 2003 (the "Effective Date"), you will be employed by the Company on a full-time basis as its President and Chief Executive Officer. You will continue to serve as a member of the Board of Directors of the Company (the "Board"). You may also be asked from time to time to serve as a director or officer of one or more of the Company's Affiliates, without further compensation.

        b. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you by the Board from time to time. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the terms of this Section 1.b, you may continue to serve on the board of directors of IBEX Technologies Inc. Further, you may also serve on up to two additional boards of companies or organizations provided that i) you obtain the approval of the Board before accepting such position(s) and ii) such service does not conflict with your duties and obligations hereunder.

     2. COMPENSATION AND BENEFITS. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

        a. BASE SALARY. The Company will pay you a base salary at the rate of Two Hundred and Eighty-Eight Thousand Dollars ($288,000) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board in its discretion.

        b. BONUS COMPENSATION. Your target bonus will be 40% of your base salary for a given year (with such bonus generally falling within the range of 20% to 60% of your base salary), dependent upon your achieving certain performance goals, which shall be mutually agreed upon in advance by you and the Board or its Compensation Committee. You will also be eligible for additional bonus payments which the Board may grant in its discretion as recognition for outstanding achievements.

        c. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. You agree that you will not participate in the Company's medical and dental benefit plans. You will be entitled to participate in all other employee benefit plans from time to time in effect for employees of the Company generally, including group life insurance, except to the extent such plans are duplicative of benefits otherwise provided you under this agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

        d. VACATIONS. You will be entitled to five (5) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company.

        e. BUSINESS EXPENSES. The Company will pay or reimburse you for all reasonable business expenses, including, without limitation, reasonable lodging expenses incurred by you in the Lexington, Massachusetts area, in accordance with Company policy.

        f. TRANSPORTATION. During the term of your employment hereunder, in accordance with Company policy, you shall be entitled to a nonaccountable automobile allowance of $1,000 each month.

        g. STOCK OPTIONS. The Company has granted to you stock options (the "Stock Options") with a ten-year term to purchase 500,000 shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"). The Stock Options have an exercise price equal to the market price per share of Common Stock on the date of grant. The Stock Options will vest as follows:

                       Date                         Number of Shares
                       ----                         ----------------
                   June 20, 2003                        150,000
                   June 20, 2004                        175,000
                   June 20, 2005                        175,000

     3. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES.

        a. CONFIDENTIAL INFORMATION. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.


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

        b. PROTECTION OF DOCUMENTS. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to take reasonable measures to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

        c. NON-COMPETITION. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that you will also generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

           i. While you are employed by the Company and during the twelve months immediately following termination of your employment (in the aggregate, the "Non-Competition Period"), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the business of the Company or any of its Affiliates within the United States or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, during the Non-Competition Period you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning during your employment with the Company. For purposes of this provision the "business of the Company or any of its Affiliates" shall be construed to mean the discovery, development and marketing of pharmaceuticals and drug delivery systems that make use of platform absorption enhancement technology and such other businesses as the Company or any of its Affiliates shall have commenced, or initiated material plans to commence, during the term of your employment.

           ii. You agree that during the Non-Competition Period, you will not
(i) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (ii) solicit or encourage any customer of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (iii) seek to persuade any customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates.


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

           iii. Notwithstanding the foregoing, the prohibition against competition shall not be deemed to preclude you from holding investments representing less than 5% of the debt or equity of any publicly traded company, nor to prohibit you from working for any business division or subsidiary of a large company with annual sales of at least $1 billion, where such business division or subsidiary does not conduct business in competition with the business of the Company or any of its Affiliates, notwithstanding the fact that another business division, subsidiary or affiliate of such large company may compete with the business of the Company or any of its Affiliates in some manner.

        d. In signing this agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company's Affiliates shall have the right to enforce all of your obligations to that Affiliate under this agreement, including without limitation pursuant to this Section 3.

     4. TERMINATION OF EMPLOYMENT. Your employment under this agreement shall continue until terminated pursuant to this Section 4.

        a. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Company in its reasonable judgment, shall constitute Cause for termination: (i) willful malfeasance or gross negligence in the performance by you of your duties, resulting in harm to the Company, (ii) fraud or dishonesty by you with respect to the Company, or (iii) your conviction of any felony. The Company may treat a termination of your employment as termination for Cause only after (i) giving you written notice of the intention to terminate for Cause and of your right to a hearing and (ii) at least 15 days after giving the notice, conducting a hearing at which you may be represented by counsel. You may be suspended with pay during the notice period.

        b. You may terminate your employment at any time upon two (2) months' notice to the Company. In the event of termination pursuant to this Section 4.b, the Board may elect to waive the period of notice, or any portion thereof.


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

        c. This agreement shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this agreement, the Company will continue to pay you
(i) your base salary and to provide you benefits in accordance with Section 2.c above, to the extent permitted by plan terms, for up to seventeen (17) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days and (ii) fifty percent (50%) of your base salary and to provide you benefits in accordance with Section 2.c above, to the extent permitted by plan terms, for up to an additional seventeen (17) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after thirty-four (34) weeks of disability, the Company may terminate your employment, upon notice to you without further liability to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company's request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue shall be binding on you.

     5. SEVERANCE PAYMENTS AND OTHER MATTERS RELATED TO TERMINATION.

        a. In the event of termination of your employment by the Company other than for Cause or by you for Good Reason, the Company will continue to pay you your base salary, and any bonus to which you are entitled in accordance with
Section 2.b above, payable at the time such bonuses are payable to Company executives generally, for the period of twelve (12) months from the date of termination. The Company will also pay you on the date of termination any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. Any obligation of the Company to provide you severance, or bonus payments or benefits under this Section 5.a is conditioned, however, upon your signing a release of claims in the form provided by the Company (the "Employee Release") within twenty-one days of the date on which you give or receive, as applicable, notice of termination of your employment and upon your not revoking the Employee Release thereafter. All severance payments due will be made in successive advance quarterly payments, less applicable withholdings and deductions in accordance with the normal payroll practices of the Company, and will begin at the Company's next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. Notwithstanding anything else contained in this agreement, no bonus payment will be due and payable under any provision of this Section 5.a until the next regular Company payday following the effective date of the Employee Release.

     With respect to any termination of employment to which this Section 5.a applies, until the earlier to occur of (i) the first anniversary of the date of termination or (ii) the date on which you commence other employment in connection with which you receive medical and dental benefits substantially comparable to those made available by the Company (including self-employment or engaging in an enterprise as a sole proprietor or partner) (the "Benefits Termination Date"), the Company shall, if you were participating in any medical


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

and dental insurance plans pursuant to Section 2.c above immediately prior to the effectiveness of your termination of employment and subject to any employee contribution applicable to you immediately prior to such effectiveness, continue to contribute to the cost of your participation in such medical and dental insurance plans so long as you are entitled to continue such participation under applicable law and plan terms.

     In the event of any termination to which this Section 5.a applies, until the first anniversary of the date of termination, to the extent permitted by law and the terms of the applicable benefit plan, the Company shall continue to provide you with group life insurance.

        b. In the event of termination of your employment by the Company for Cause or by you (other than for Good Reason), the Company will pay you any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date, but the Company shall have no obligation to you for bonus or severance payments in such event.

        c. Upon a Change of Control.

           i. If a Change of Control (as defined below) occurs and thereafter the Company terminates your employment other than for Cause or you terminate your employment for Good Reason (as defined below) then, in lieu of any payments to you under Section 5.a hereof, the Company will provide you with severance benefits as follows:

     (A) The Company shall pay you, within thirty (30) business days of such termination, a lump sum payment equal to (x) one and one-half times the sum of your then annual base salary (or, if your base salary has been reduced within 60 days of the termination or at any time after the Change of Control, your base salary in effect prior to the reduction) plus (y) the greater of the amount of any bonus compensation earned by you in respect of the most recently completed fiscal year and your target bonus for the fiscal year during which termination occurs; provided that you may in your sole discretion elect to have such payment made in monthly installments with interest at the rate of 7% per annum over a period not to exceed two years. The foregoing payments are in addition to and not in lieu of salary and bonus for the current year that has been earned but not yet paid. If current year target bonus is tied, in whole or in part, to annualized performance benchmarks, it will be equitably prorated

     (B) Until the earlier to occur of (x) the eighteen (18) month anniversary of the date of termination or (y) the date on which you commence other employment in connection with which you receive benefits substantially comparable to those made available by the company (including self-employment or engaging in an enterprise as a sole proprietor or partner), the Company shall
(x) if you were participating in any medical and dental insurance, disability or group insurance plans pursuant to Section 2.c above immediately prior to the effectiveness of your termination of employment and subject to any employee contribution applicable to you immediately prior to such effectiveness, continue to contribute to the cost of your participation in such plans and (y) if you


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

were receiving an automobile allowance pursuant to Section 2.f above immediately prior to the effectiveness of your termination of employment, continue to provide such automobile allowance. To the extent the Company is unable to provide such benefits to you under its existing plans and arrangements, it will pay you cash amounts equal to the additional cost to you of such benefits.

     (C) To the extent not otherwise provided for under the Company's stock plans or, with respect to options not granted pursuant to a Company stock plan, under the applicable stock option certificate, all options to purchase Company stock held by you will become exercisable and remain exercisable for the period of time set forth in the instruments governing such options.

           ii. Notwithstanding anything to the contrary in Section 5.c.iii below, in the event that the payments and benefits to which you would be entitled pursuant to Section 5.c.i as a result of a Change of Control exceed the maximum amount for which the Company will not be limited in its deduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision (the "Maximum Amount") by an amount which is less than 5% of the Maximum Amount, the payments and benefits to which you would be entitled pursuant to Section 5.c.i shall be reduced to the Maximum Amount. Any such reduction shall be applied to the amounts due under Section 5.c.i as you may determine.

           iii. In the event that it is determined that any payment or benefit provided by the Company to you or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to you. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges with respect to the gross-up payment, to make you whole for all taxes (including withholding taxes) imposed under section 4999.

     Determinations under this Section 5.c.iii will be made by the Company's then current firm of independent auditors (the "Firm"). The determinations of the Firm will be binding upon the Company and you except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

     If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and you will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent you from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by you to the Company. The Company will


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bear all expenses of the controversy and will gross you up for any additional taxes that may be imposed upon you as a result of its payment of such expenses.

        d. Provisions of this agreement shall survive any termination if so provided in this agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3. The obligation of the Company to make payments to you under this Section 5 is expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this agreement.

     6. DEFINITIONS. For purposes of this agreement, the following definitions apply:

     "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

     "Change of Control" means the occurrence of any of the following events:

     (1) any Person other than (i) you, an Executive Related Party, or any group of which you or an Executive Related Party is a member, or (ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary becomes the owner of 50% or more of the Company's Common Stock; provided that so long as Continuing Directors (as defined below) represent a majority of the Board after the consummation of such transaction, such event shall not be considered a Change of Control; or

     (2) individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Continuing Directors") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (3) a reorganization, merger, consolidation or similar transaction that will result in the transfer of ownership of more than 50% of the Company's outstanding Common Stock; provided that so long as Continuing Directors represent a majority of the Board after the consummation of such transaction, such event shall not be considered a Change of Control; or

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     (4) the liquidation or dissolution of the Company or sale of substantially all of the Company's assets.

     "Common Stock" means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction or transactions. A Person will be deemed to be the "owner" of any Common Stock of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

     "Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this agreement.

     An "Executive Related Party" means any affiliate or associate of you other than the Company or a subsidiary of the Company. The terms "affiliate" and "associate" have the meanings given in Rule 12b-2 under the Exchange Act; the term "registrant" in the definition of "associate" means, in this case, the Company.

     "Good Reason" means: (i) failure by the Company to maintain you in at least the positions you occupy on the date of this Agreement or assignment to you of duties materially inconsistent with such positions, (ii) failure by the Company to provide you with compensation and benefits substantially similar to those you are receiving on the date of this Agreement, or as they may hereafter be increased, (iii) breach by the Company of any material provision of this Agreement, (iv) following a Change of Control, relocation of your principal place of work to a location more than 50 miles from its location immediately prior to the Change of Control or (v) any material reduction in your duties, responsibilities or authority or any other action that has the effect of a demotion of you. To the extent a Change of Control results in the Company (or a successor to the Company by merger, consolidation or the like) continuing in existence as a direct or indirect subsidiary of an acquirer, you shall be considered to have been demoted unless given the same position, duties and authority in the ultimate parent of the acquirer. By way of example, the Chief Executive Officer of a public company would be considered to have reduced duties, responsibility and authority, and hence to have been demoted if, as a result of the Change of Control, such executive did not have the same role in the ultimate parent of the acquirer.

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     "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

     7. CONFLICTING AGREEMENTS. You hereby represent and warrant that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party's consent.

     8. WITHHOLDING. All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     9. ASSIGNMENT. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

     10. SEVERABILITY. If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

     11. ARBITRATION. Any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement (other than those contained in Section 3), or any claim arising out of or relating to this Agreement (other than any claim arising out of or relating to Section 3), or any claim arising out of or relating to your employment by the Company (other than any claim arising out of or relating to Section 3), that is not resolved within ten days by the parties will be settled by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and you agree that the arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Either party may request that the arbitrator(s) submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this


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Section 11. The Company and you will share equally the cost of any such arbitration provided that nothing herein shall preclude the arbitrator, in his discretion, from awarding costs to the prevailing party.

     12. MISCELLANEOUS. This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this agreement. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

     13. NOTICES. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.

     14. LEGAL REVIEW. The Company will reimburse you, up to a maximum of $5,000, for all reasonable attorneys' fees and expenses incurred by you in connection with the negotiation, preparation and review of this employment agreement and your stock option grant agreement.


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     If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

                                              Sincerely yours,


                                              /s/  John L. Zabriskie
                                              ----------------------------------
                                              John L. Zabriskie, Ph.D.
                                              Chairman of the Board of Directors


  Accepted and Agreed:

  /s/ Robert J. DeLuccia
  ----------------------
  Robert J. DeLuccia

  Date: 09/11/03
        ----------------



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